Exhibit 107

Calculation of Filing Fee Tables

Table 1—Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,528,911,630.30(1)	0.00011020	$168,486.06(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,528,911,630.30

Total Fees Due for Filing			$168,486.06

Total Fees Previously Paid			$0

Total Fee Offsets			$168,486.06(3)

Net Fee Due			$0

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Form S-4	333-274655	September 22, 2023		$168,486.06

Fee Offset Sources	HF Sinclair Corporation	Form S-4	333-274655		September 22, 2023		$168,486.06(3)

(1)

This Schedule 13E-3 relates to the registration of shares of Common Stock, par value $0.01 per share (the “HF Sinclair Common Stock”), of HF Sinclair Corporation (“HF Sinclair”) into which the common units representing limited partner interests (the “HEP Common Units”) in Holly Energy Partners, L.P. (“HEP”), will be exchanged. The transaction valuation (the “Transaction Valuation”) is calculated solely for purposes of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation is calculated based on the product of (a) $22.83, the average of the high and low prices of a HEP Common Unit as reported on the New York Stock Exchange on September 19, 2023, which is within five business days prior to the filing of this Schedule 13E-3, and (b) 66,969,410, the estimated maximum number of HEP Common Units that may be exchanged for consideration in the merger that is the subject of this Schedule 13E-3 (the “Merger”), which is the sum of (i) 66,810,171 HEP Common Units estimated to be held by public unitholders of HEP immediately prior to completion of the Merger and (ii) 159,239 HEP Common Units underlying outstanding awards issued under the Holly Energy Partners, L.P. Long-Term Incentive Plan and other plans of HEP or Holly Logistic Services, L.L.C. providing for the grant of awards of HEP Common Units (assuming target performance of any such awards that are conditioned upon the satisfaction or attainment of a performance or incentive goal).

(2)	The filing fee, calculated in accordance with Exchange Act Rule 0-11, is calculated by multiplying the Transaction Valuation by 0.00011020.
(3)	HF Sinclair previously paid $168,486.06 upon the filing of its Registration Statement on Form S-4 on September 22, 2023 in connection with the transaction reported hereby.